PROSPECTUS SUPPLEMENT NO. 7    FILED PURSUANT TO RULE 424(B)(3) AND (C)
(TO PROSPECTUS DATED JUNE 21, 2004)        REGISTRATION NO. 333-115477

This prospectus supplement supplements the prospectus dated June 21, 2004 of U.S. Energy Corp. (“USE” or the “company”) relating to the public offer and sale by the selling shareholders of up to 2,113,573 shares of common stock by shareholders; up to 1,472,689 shares of common stock by holders of warrants and options on exercise thereof; up to 1,720,030 shares of common stock which may be issued on exchange of outstanding common stock, and preferred stock, in Rocky Mountain Gas, Inc. (“RMG,” a majority-owned subsidiary of USE) for common stock of USE; and up to 245,991 shares of common stock which may be issued on conversion of principal and interest on debt.

This prospectus supplement should be read in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this supplement supersedes the information contained in the prospectus.

SEE “RISK FACTORS” BEGINNING ON PAGE 8 OF THE PROSPECTUS AND THE TABLE OF CONTENTS ON PAGE 2 OF THE PROSPECTUS.

The selling shareholder identified as “Bathgate McColley & Associates” is changed to read “Bathgate Partners LLC.”

The selling shareholder identified as "Gulf Project Investment Company" is changed to read "Tamdeen Investment Company."

The date of this prospectus supplement is April 12, 2005
End of prospectus supplement